Exhibit 22


                      Subsidiaries of Southern Scottish Inns, Incorporated




Carriage Inn of Huntsville, Inc.

Gulfside Mortgage Company

Hospitality International, Inc.
Hospitality Mortgage Company
Houmas Hospitality Corporation

LAFLA, Inc.

Morgan City Hospitality, Inc.

Red Carpet Inns International, Inc.

Scottish Venture One, Inc.
Southern Inns of Arkansas, Inc.
Southern Scottish Inns No. 1, Inc.
Southern Scottish Inns No. 2, Inc.
Southern Scottish Inns of McComb, Miss, Inc.
Southern Scottish Inns of Miss, Inc.
Spanish Trail Hospitality, Inc.